EXHIBIT 23.1





                     INDEPENDENT ACCOUNTANTS' CONSENT


The Board  of Directors
Prestige Financial Corp.:

     We consent to incorporation by reference in the Registration Statement on Form S-8 dated May 20, 1998, pertaining to the 1994 Stock Option Plan for Senior Management and the 1994 Stock Option Plan for Outside Directors, of Prestige Financial Corp. of our report dated January 20, 1998, relating to the consolidated statements of financial condition of Prestige Financial Corp. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 Annual Report on Form 10-K of Prestige Financial Corp.



                                  KPMG PEAT MARWICK LLP



Short Hills, New Jersey
May 20, 1998